Exhibit 6.22

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 15, 2019 is entered into between To The Stars Academy (“Buyer”) and Thomas DeLonge (“Seller”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01          Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, including the delivery by Seller to Buyer of the Purchased Assets against payment of the Purchase Price, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all of the assets set forth on Schedule A attached (the “Purchased Assets”) and all rights, title and interests therein, free and clear of any mortgage, pledge, lien, charge, security interest, claim, third party rights or other encumbrances (collectively, “Encumbrances”).

Section 1.02          No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03          Purchase Price. The aggregate purchase price for the Purchased Assets shall be $35,000 (the “Purchase Price”), to be paid to Seller at the Closing (as defined below) in cash, by check or wire transfer of immediately available funds to the bank account designated by Seller, subject to delivery by Seller to Buyer of the Purchased Assets against payment of the Purchase Price.

ARTICLE II
Closing

Section 2.01          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) by electronic exchange of executed documents, or at such other time, date or place as Seller and Buyer mutually agree in writing. At Closing, Seller shall deliver to Buyer the Purchased Assets and Buyer shall pay the Purchase Price to Seller. Buyer will arrange for transfer of possession of purchased assets by Seller.

CONFIDENTIAL

ARTICLE III
Representations and warranties of seller

Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the Closing Date.

Section 3.01          Authority of Seller; Enforceability. Seller has full right power, capacity and authority to enter into this Agreement, to perform Seller’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes legal, valid, binding and enforceable obligations of Seller.

Section 3.02          No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and Seller’s consummation of the transactions contemplated hereby do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; (c) result in the creation or imposition of any Encumbrance on the Purchased Assets; or require any consent, approval, waiver or authorization of or from any person or entity (including any governmental authority).

Section 3.03          Title to Purchased Assets. Seller owns and has good valid and marketable title to the Purchased Assets, and will transfer all rights, title and interest in and to the Purchased Assets to Buyer at the Closing, free and clear of Encumbrances.

Section 3.04          Condition and Origin of Assets. The Purchased Assets are in good condition. The Metal Pieces included in the Purchased Assets are (i) one 1.75” x 1.25” x 0.25” piece of micron-layered Bismuth/Magnesium-Zinc metal; (ii) six small pieces of Bismuth/Magnesium-Zinc metal; (iii) one piece of Aluminum that TTSA physicist Hal Puthoff already has in his possession and currently on loan from Seller; and (iv) one round black and silver metal flake that physicist Puthoff already has in his possession and currently on loan from Seller,; and (iv) one round black and silver metal flake. The Binder Archive and Documentation includes all records, documents, correspondence, analyses, tests and test results relating to or regarding the Metal Pieces.

CONFIDENTIAL

Section 3.05       Intellectual Property; Legal Proceedings. Seller is the sole, exclusive, legal and beneficial owner of and has all rights, title and interests in and to all Intellectual Property (as defined below) constituting, in, arising from or associated with the Metal Pieces and the Binder Archive and Documentation and the contents thereof, including all analyses and tests conducted on the Metal Pieces and the results thereof, free and clear of all Encumbrances. Seller has valid and enforceable title in and to and all rights to use and validly transfer to Buyer all Purchased Assets, free and clear of all Encumbrances. All persons and entities who were or are involved in or contributed to the discovery, creation or development of any Purchased Assets have assigned and transferred to Seller all of their rights, title and interests, if any, in and to such Purchased Assets and waived any moral rights related thereto. Neither Seller nor any Purchased Asset is (and Buyer will not be) subject to any judgment, injunction, order, decree or contractual or other restriction on the use of any Purchased Assets, or restricting the transfer or licensing thereof to any person or entity. None of the Purchased Assets and the prior and current activities involving the Purchased Assets has infringed, misappropriated or violated nor infringes, misappropriates or violates any Intellectual Property of any person or entity. No person or entity has infringed, misappropriated or violated nor is infringing, misappropriating or violating any of the Purchased IP. No claim, action, suit, proceeding or governmental investigation (“Action”) of any nature existed nor is pending or threatened against or by Seller or any person or entity (a) relating to or affecting any Purchased Assets or any prior or current activities involving any Purchased Assets, (b) alleging any infringement, misappropriation or violation, or with respect to the ownership, validity, enforceability, effectiveness or use, of any Purchased IP or (c) challenging or seeking to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Seller has taken all necessary steps to maintain and protect the Purchased Assets and to preserve the confidentiality of all non-public information included in the Purchased Assets.

Section 3.06          Compliance with Laws. Seller has complied at all times with all applicable federal, state and local laws and regulations applicable to the ownership and use of the Purchased Assets.

ARTICLE IV
Covenants

Section 4.01          Binder Archive and Documentation. One copy of the Binder Archive and Documentation and the contents thereof shall be delivered to Buyer at the Closing.

Section 4.02          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

CONFIDENTIAL

ARTICLE V
Indemnification

Section 5.01          Indemnification. Seller shall defend, indemnify and hold harmless Buyer and his affiliates from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE VI
Miscellaneous

Section 6.01          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) one business day following the date of delivery to a nationally recognized overnight courier, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to Seller:	Thomas DeLonge To the Stars Media 1051 S Coast Hwy 101 Encinitas, CA 92024

If to Buyer:	To The Stars Academy Of Arts And Science Kari DeLonge – Company Officer 1051 S Coast Hwy 101 Encinitas, CA 92024

CONFIDENTIAL

Section 6.02          Other Provisions. This Agreement (a) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, (b) shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, (c) may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, (d) may be assigned or transferred by Buyer at his discretion in whole or in part without Seller’s consent and (e) may be executed by facsimile, e-mail, pdf or other means of electronic transmission and in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.03          Miscellaneous. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Any dispute or controversy arising out of, related to, or in connection with this Agreement, shall be exclusively settled and finally determined by submission to arbitration in Los Angeles, California in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment upon any award rendered may be entered in any court having jurisdiction, including but not limited to the courts of the State of California, and the determination of such arbitration proceeding shall be binding and conclusive upon the parties. Without limiting the foregoing, the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they may be entitled at law or in equity. The rights and remedies provided in this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Use of the word “including” or any variation thereof in this Agreement means “including, without limitation.” All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

[signature page follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above

SELLER:

/s/ Thomas DeLonge
Thomas DeLonge

BUYER:

/s/ Kari DeLonge
Kari DeLonge

[Signature Page to Asset Purchase Agreement]

CONFIDENTIAL

Schedule A

Purchased Assets

1.	(i) One 1.75” x 1.25” x 0.25” piece of micron-layered Bismuth/Magnesium-Zinc metal; (ii) six pieces of Bismuth/Magnesium-Zinc metal; (iii) one piece of Aluminum that TTSA physicist Hal Puthoff already in his possession that is currently on loan from Seller; and (iv) one round black and silver metal flake that physicist Puthoff already has in his possession currently on loan from Seller (collectively, the “Metal Pieces”).

2.	One Binder archive containing records, documents, correspondence, analyses, tests and test results relating or referring to the Metal Pieces or evidencing or supporting the ownership and rights of Seller relating thereto (the “Binder Archive and Documentation”).